Exhibit 99.1

GAP INC. REPORTS FEBRUARY SALES

SAN FRANCISCO - March 4, 2010 - Gap Inc. (NYSE: GPS) today reported net sales of $838 million for the four-week period ended February 27, 2010, which represents a 5 percent increase compared with net sales of $795 million for the four-week period ended February 28, 2009. The company's comparable store sales for February 2010 were up 3 percent compared with a 12 percent decrease in February 2009.

Comparable store sales for February 2010 were as follows:

  Gap North America: flat versus negative 12 percent last year
  Banana Republic North America: positive 6 percent versus negative 16 percent last year
  Old Navy North America: positive 5 percent versus negative 13 percent last year
  International: flat versus negative 6 percent last year

"We're pleased that we increased our sales in February, delivering a positive comp with merchandise margins significantly above last year," said Sabrina Simmons, chief financial officer of Gap Inc. "This demonstrates that our goal to improve the top line is gaining traction."

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

March Sales

The company will report March sales on April 8, 2010.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-7198